Exhibit 10.2
SECOND AMENDMENT
TO THE
GREENE COUNTY BANCSHARES, INC.
NON-COMPETITION AGREEMENT
DATED NOVEMBER 24, 2003
AND AMENDED APRIL 15, 2005
FOR
R. STAN PUCKETT
This Second Amendment is adopted this 19th day of November, 2007, effective as of January 1, 2005, by and between Greene County Bancshares, Inc., a holding company located in Greeneville, Tennessee (the “Company”), and R. Stan Puckett (the “Employee”).
The Company and the Employee executed the Non-Competition Agreement on November 24, 2003, and executed a First Amendment on April 15, 2005 (the “Agreement”).
The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:
Section 1(b) of the Agreement shall be deleted in its entirety and replaced by the following:

1(b) “Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Section 409A of the Code and regulations thereunder.

Section 2 of the Agreement shall be deleted in its entirety and replaced by the following:
2.
Non-Competition: For and in consideration of the deferred compensation benefits granted by Company to Employee under the terms of this Agreement, if (1) Company terminated Employee’s employment other than for cause and Employee does not renounce his right to deferred compensation benefits provided for herein within thirty (30) days of his Separation from Service, or (2) Employee voluntarily Separates from Service, Employee agrees that he will not, during the term of Employee’s employment with Company and, if Employee’s employment with Company terminated for any reason, during the period from termination of Employee’s employment until Employee’s sixtieth (60th) birthday, directly or indirectly engage in the business of banking, or any other business in which Company directly or indirectly engages during the term of employee’s employment with Company, in any county of any state in which Company has an office or branch at the time of termination. For purposes of this Section, the Employee shall be deemed to engage in a business if he directly or indirectly, engages or invests in, owns, manages, operates, controls or participates in the ownership, management, operation or control of, is employed by, associated or in any manner connected with, or renders services or advice to, any business engaged in banking, provided, however, that the Employee may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if two conditions are met: (a) such securities are listed on any national or regional securities (exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934) and (b) the Employee does not beneficially own (as defined Rule 1 3d-3 promulgated under the Securities Exchange Act of 1934) in excess of 1% of the outstanding capital stock of such enterprise. The provisions of this paragraph shall survive regardless of the reason for the Employee’s Separation from Service.

Section 8 of the Agreement shall he deleted in its entirety and replaced by the following:
8.
Deferred Compensation Benefits: In consideration of the covenants contained herein, Company agrees to provide deferred compensation benefits to Employee, in addition to all other such benefits provided to Employee by Company, in the amount set forth in Schedule A under the column “Annual Benefit Upon Termination” for the age specified in said schedule (the “Benefit Amount”), upon Separation from Service. With respect to a Change in Control as defined in Section 1, Employee will be entitled to the benefits in the amount set for the in Schedule A for the year in which the Change in Control occurs under the column “Change in Control Annual Benefit” (the “Change in Control Benefit Amount”). The Benefit Amount shall be paid in twelve (12) equal monthly installments for seven (7) consecutive years.

If Employee dies prior to the commencement of payment of the Benefit Amount, the Company agrees to provide benefits in the amount set forth in Schedule A under the column Preretirement Annual Death Benefit (the “Death Benefit Amount”)for the age specified in said schedule upon his death. The Death Benefit Amount shall be paid for seven (7) consecutive years commencing within ninety (90) days of the receipt of a death certificate. If Employee dies after he has commenced drawing the Benefit Amount, then said benefits shall continue to be paid for the balance of the seven (7) year period to his named beneficiary.

If Employee is still employed by Company on his sixtieth (60th) birthday, then Company shall commence paying the Benefit Amount on his sixtieth (60th) birthday. Provided, however, if Employee’s employment is Terminated for Cause as defined in Section 1, then Company shall be released from its duty to pay the benefits contemplated in this section.

The following Sections 11, 12, 13, 14, 15 and 16 shall be added to the Agreement immediately following Section 10:
11.
“Separation from Service” means the termination of the Employee’s employment with the Company for reasons other than death. Whether a Separation from Service takes place is determined in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Employee’s employment and whether the Company and the Employee intended for the Employee to provide significant services for the Company following such termination. A Separation from Service will not have occurred if:

(a)
the Employee continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or, if less, such lesser period), or

(b)
the Employee continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or if less, such lesser period).

The Employee’s employment relationship will be treated as continuing intact while the Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or if longer, so long as the Employee’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six (6) months and there is no right to reemployment, a Separation from Service will be deemed to have occurred as of the first date immediately following such six (6) month period.
12.
“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise, as determined by the Plan Administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Employee is determined to be a Specified Employee for an identification period, the Employee shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

13.
Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Employee is considered a Specified Employee at Separation from Service, the provisions of this Section 13 shall govern all distributions hereunder. Benefit distributions that are made due to a Separation from Service occurring while the Employee is a Specified Employee shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Employee during such period shall be accumulated and paid to the Employee in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

14.
Distributions Upon Income Inclusion Under Section 409A of the Code. If any amount is required to be included in income by the Employee prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Employee may petition the plan Administrator for a distribution of that portion of the amount the Company has accrued with respect to the Company’s obligations hereunder that is required to be included in the Employee’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Employee immediately available funds in an amount equal to the portion of the amount the Company has accrued with respect to the Company’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Employee’s petition is granted. Such a distribution shall affect and reduce the Employee’s benefits to be paid under this Agreement.

15.	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;
(b)	must, for benefits distributable under Section 8, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(c)	must take effect not less than twelve (12) months after the election is made.
16.	Compliance with Code Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.
IN WITNESS OF THE ABOVE, the Company and the Employee hereby consent to this Second Amendment.

Employee:	Green County Bancshares, Inc.

/s/ R. Stan Puckett	By:	/s/ Steve Ottinger
R. Stan Puckett		Title: Senior Vice President